        Exhibit 8.2  Opinion of Moore, Horton & Carlson, P.C.
                     re: State Tax Matters

                                                                     Exhibit 8.2

           [Letterhead of Moore, Horton and Carlson Appears Here]


Board of Directors
Palmyra Saving and Building Association, F.A.
Palmyra, Missouri 63461

     RE: Certain Missouri Income Tax Consequences Relating to Proposed Holding Company Conversion.

Gentlemen:

In accordance with your request, set forth herein is the opinion of this firm relating to certain Missouri income tax consequences of (i) the proposed conversion of Palmyra Saving and Building Association, F.A. (the "Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Converted Bank") (the "Stock Conversion") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by a parent holding company formed at the direction of the Board of Directors of the Bank and to be known as PFSB Bancorp, Inc. (the "Holding Company").

You have previously received the opinion of Muldoon, Murphy & Faucette regarding the federal income tax consequences of the Stock Conversion and Holding Company formation to the Bank, the Converted Bank, and the Holding Company and the deposit account holders of the Bank under the Internal Revenue Code of 1986, as amended (the "Code"). The federal tax opinion concludes, inter alia, that the
                                                          ----- -----
proposed transactions qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code.

The State of Missouri will, for income tax purposes, treat the proposed transactions in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. Based upon the facts and circumstances attendant to the Stock Conversion, and applicable provisions of the Internal Revenue Code, it is our opinion that, under the laws of the State of Missouri, no adverse Missouri tax consequences will be incurred by the parties to the proposed transactions, including deposit account holders, as a result of the Stock Conversion and Holding Company formation.

No opinion is expressed on any matter other than income tax consequences including, but not limited to, any franchise or capital stock taxes which might result from the implementation of the proposed transactions.

Board of Directors
Palmyra Saving and Building Association, F.A.
Page 2



We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (Form SB) of the Holding Company filed under the Securities Act of 1933, as amended, the Bank's Application for Approval of Conversion (Form AC) filed with the Office of Thrift Supervision ("OTS"), and to the reference to us in the prospectus and proxy statement included therein. We also consent to the filing of this opinion as an exhibit to the Holding Company Application H-(e)1-S filed on behalf of the Holding Company with the OTS.


                                        /s/ Moore, Horton & Carlson, P.C.


Mexico, Missouri
January 19, 1999